October 27, 2000


NAME
TITLE
Snap-on Incorporated
P.O. Box 1430
Kenosha, Wisconsin 53141-1430

                    Re: Severance Payments

Dear NAME:

          This letter agreement (the "Agreement") will evidence the understanding that we have reached with respect to the severance payments and benefits that will be provided to you upon a qualifying termination of your employment with Snap-on Incorporated (the "Company").

               1. Severance Benefits.

                    (a) Upon the occurrence of a "Qualifying Termination," you shall be entitled to receive the payments and benefits described in clauses (b) and (c) of this Section 1. A "Qualifying Termination" shall mean the termination of your employment with the Company and its subsidiaries prior to the Expiration Date (as defined in Section 8 hereof) by the Company and its subsidiaries without Cause (as defined below). For purposes of this letter, the term "Cause" shall mean that prior to your termination of employment, you shall have (i) engaged in any act of fraud, embezzlement, or theft in connection with your duties as an executive or in the course of employment with the Company or its subsidiaries; (ii) wrongfully disclosed any secret process or confidential information of the Company or its subsidiaries; or (iii) participated without the written consent of the Board of Directors of the Company (the "Board") in the management of any business enterprise which manufacturers or sells any product or service competitive with any product or service of the Company or its subsidiaries (other than the mere ownership of less than five (5) percent of the securities in any enterprise and exercise of any ownership rights related thereto); and in any such case the act shall have been determined by the Board to have been materially harmful to the Company. You may not be terminated for Cause prior to your receipt of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that you were guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail. In the event of a dispute regarding whether your employment has been terminated


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          for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

                    (b) You (or your estate, as the case may be) shall be entitled to receive, in a lump sum within five business days following the Qualifying Termination or, in the discretion of the Company, in substantially equal monthly installments over a period of [2][3] years following the Qualifying Termination (such period, the "Severance Period"), a severance payment or payments which, in the aggregate, equal [2][3] times the sum of (i) your highest annual rate of base salary in effect during the three-year period immediately prior to the Qualifying Termination plus (ii) the higher of (A) your highest annual bonus earned during the [2][3] complete fiscal years of the Company immediately preceding the Qualifying Termination or (B) your target annual bonus as in effect immediately prior to the Qualifying Termination. During the 30-day period beginning on the date on which you sign this Agreement, you may elect to defer the payment of all or a portion of the severance payment, to the extent that such payment would otherwise be made in a lump sum, to a date or dates consistent with the deferral options available under the Company's Deferred Compensation Plan. Any such deferral election shall be null and void and of no force and effect if the Company determines that the severance payments shall be made over the Severance Period. If the Company determines that the severance payments shall be made on a monthly basis, you shall be subject to the restrictive covenants set forth in Section 3 hereof (the "Restrictive Covenants") during the Severance Period. If you violate the Restrictive Covenants during such period, all severance payments (as set forth in this Section 1(b)) which have not yet been paid shall be immediately forfeited and any further continuation of benefits (as set forth in Section 1(c) hereof) shall immediately cease. The severance payments hereunder shall not be included as compensation for purposes of calculating your retirement benefits from the Company, and the Severance Period shall not count as service for purposes of any benefit plan or arrangement maintained by the Company.

                    (c) Subject to Section 7 hereof, for a [2][3]-year period following the Qualifying Termination (or, if later, in accordance with the existing plans, agreements and arrangements in effect between you and the Company), the Company shall provide you with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to you immediately prior to the Qualifying Termination; provided, that the level of any continued benefit shall be reduced to the extent that any such benefits are being provided to you by a subsequent employer. Your rights to continued coverage under COBRA shall commence at the end of such [2][3]-year period.

          2. Option Vesting. Upon a Qualifying Termination, each outstanding stock option held by you, whether or not vested and exercisable, shall become fully vested and exercisable and, in the case of a non-qualified stock option, shall remain outstanding and exercisable for a period of [2][3] years or, if later, the period prescribed

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

by the applicable option agreement (but in no event later than the expiration date of such option).

          3. Restrictive Covenants. "Restrictive Covenants" shall mean the following:

                    (a) Non-Competition. You shall not, directly or indirectly, engage, whether as an employee, employer, consultant, advisor or director, or as an owner, investor, partner or stockholder (unless your interest is insubstantial), in any business in an area or region in which the Company or any subsidiary or affiliate then conducts business, which business is directly in competition with a business then conducted by the Company or a subsidiary or affiliate. For purposes of this Section 3(a), your interest as a stockholder shall be considered insubstantial if such interest represents beneficial ownership of less than five percent of the outstanding class of stock, and your interest as an owner, investor or partner shall be considered insubstantial if such interest represents ownership of less than five percent of the outstanding equity of the entity.

                    (b) Non-Solicitation. You shall not, directly or indirectly, whether as employee, employer, consultant, advisor or director, or as an owner, investor, partner, stockholder or otherwise, (i) solicit or induce any client or customer of the Company or a subsidiary or affiliate, or entity with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew or not continue his or her or its business with the Company or any subsidiary or affiliate, (ii) hire any person who is then, or who within 90 days prior to the Qualifying Termination was, an employee of, or a consultant or independent contractor to, the Company or a subsidiary or affiliate or (iii) solicit or induce any person who is an employee of, or a consultant or independent contractor to, the Company or a subsidiary or affiliate to curtail, cancel, not renew or not continue his or her or its employment, consulting or other relationship with the Company or any subsidiary or affiliate.

                    (c) Confidentiality. Except pursuant to the performance of your duties to the Company during your employment with the Company or with the consent of the Company, you shall not take, disclose, use, sell or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding current and potential customers, clients, counterparts, organization, employees, finances and financial results, and methods of operation, transactions and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process; and you shall return to the Company, promptly following the Qualifying Termination, any information, documents, materials, data, manuals, computer programs or device containing information relating to the Company or any subsidiary or affiliate, and each of their customers, clients and counterparts, which came into your possession or control during your employment.

                    (d) Cooperation with the Company. You shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or

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

          which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and its subsidiaries and affiliates at mutually convenient times. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 3(d). To the maximum extent permitted by law, you agree that you will notify the Chief Executive Officer of the Company if you are contacted by any government agency relating to a matter involving the Company, by any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries and affiliates, or by any agent or attorney of such person.

          4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 5 shall be construed in accordance with the Federal Arbitration Act. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          5. Settlement of Disputes; Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect.

          6. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

          7. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such matters. Except as provided below, however, nothing in this Agreement shall affect your rights under applicable law, the Restated [Senior Officer][Executive] Agreement between you and the Company, dated as of ______________, _____, as such agreement may be amended from time to time (the "[Senior Officer][Executive] Agreement") or under any other plan, agreement or arrangement in effect between you and the Company. Notwithstanding the foregoing, (a) any severance compensation to which you become entitled pursuant to Section 2(c) of the [Senior Officer][Executive] Agreement (the "[Senior Officer][Executive] Compensation") shall be reduced (but not below zero) by any severance payments previously paid to you pursuant to
Section 1(b) of this Agreement, and any severance payments to which you become entitled pursuant to Section 1(b) of this Agreement shall be reduced (but not below zero) by any [Senior Officer][Executive] Compensation previously paid to you and (b) from and after the time that benefit continuation commences pursuant to Section 1(c) of this Agreement, such continuation shall supersede

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any benefit continuation to which you are entitled pursuant to Section 2(d) of the [Senior Officer][Executive] Agreement; provided, however, that the period of the benefit continuation under said Section 1(c) shall be reduced by the period during which any benefit continuation had previously been provided to you under said Section 2(d). Insofar as it relates to the matters described in the immediately preceding sentence, this Agreement shall be deemed to constitute an amendment to the [Senior Officer][Executive] Agreement.

          8. Expiration of Agreement. This Agreement shall expire and be of no further force and effect on the date which is two years following the date on which a new Chief Executive Officer of the Company is appointed by the Board and takes office to succeed the current Chief Executive Officer of the Company (the "Expiration Date"); provided, however, that, notwithstanding the occurrence of the Expiration Date, any rights that you have under this Agreement by reason of a Qualifying Termination occurring prior to the Expiration Date shall not expire but shall remain in full force and effect.

                                      * * *

Please sign below in the space provided to acknowledge your acceptance of the terms of this Agreement.


                                              Sincerely,

                                       Snap-on Incorporated


                                       ----------------------------
                                       By:  Robert A. Cornog
                                               Chairman, President and
                                               Chief Executive Officer



Acknowledged and Agreed to:


----------------------------------------
NAME
TITLE

Date:  __________________________________



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